Exhibit 10.1

SEPARATION AGREEMENT

This agreement is between InfoNow Corporation, a Delaware corporation (“InfoNow”) and Michael W. Johnson (“Johnson”), and shall, except as provided in paragraph 14(b) below, be effective as of March 4, 2005 (the “Effective Date”).

Recitals

1.                                       Johnson had been Chief Executive Officer, President and Chairman of the Board of InfoNow until his separation from employment on March 4, 2005.  Johnson remains a director on InfoNow’s Board of Directors.

2.                                       Johnson was employed by InfoNow until March 4, 2005 pursuant to an employment agreement dated April 15, 2000, as amended July 27, 2001, February 26, 2002 and December 19, 2003 (collectively the “Employment Agreement”).

3.                                       InfoNow and Johnson desire fully and completely to resolve all differences between them, including without limitation all matters that were or could have been raised relating to Johnson’s employment with InfoNow.

Agreement

In consideration of the conditions, covenants and agreements set forth below, the parties agree as follows:

1.                                      Payment.

(a)                                  Pursuant to the Employment Agreement, the following terms and conditions governing the relationship between InfoNow and Johnson shall be in effect and Johnson is entitled to the payments and benefits set forth in paragraphs 1(a)(i)-(vii) regardless of whether or not he signs this agreement:

i.                                          Johnson is entitled to receive the equivalent of his annual base salary of two hundred and fifty thousand dollars ($250,000) (“Base Salary”) for a period of fifteen months ending on June 4, 2006 (the “Payment Period”). Johnson shall continue to receive semi-monthly payments of his Base Salary until September 30, 2005. On the next regularly scheduled payroll date following September 30, 2005, Johnson shall receive a final lump sum payment equal to eight months and four days of his Base Salary.  Total payments to Johnson under this Section 1(a)(i) will be three hundred and twelve thousand, five hundred dollars ($312,500).  Except as expressly set forth herein, Johnson agrees he will receive no additional severance or other compensation from InfoNow with respect to his employment with InfoNow.  The payment under this paragraph shall be subject to standard payroll withholdings.  InfoNow will issue an I.R.S. Form W-2 reporting this payment to Johnson.

ii.                                       During the Payment Period, Johnson shall not be paid any fees in connection with his continuing service on InfoNow’s Board of Directors, provided however, that

Johnson shall remain eligible to participate in any other benefits provided to directors on InfoNow’s Board of Directors, including but not limited to, D&O insurance coverage, expense reimbursement and stock option grants.  In the event Johnson provides services to a competitor of InfoNow, as determined by InfoNow’s Board of Directors in its reasonable discretion, Johnson shall immediately resign from the Board of Directors of InfoNow.

iii.                                    During the Payment Period, InfoNow shall provide to Johnson benefits at levels substantially equivalent to those in place before the Effective Date, including but not limited to, continued health benefits pursuant to COBRA and document assistance with SEC filing obligations, e.g. Form 4s and Schedule 13D filings.

iv.                                   Johnson previously purchased a $500,000 (five hundred thousand dollar) term life insurance policy, the proceeds of which are be payable to Johnson’s estate in the event of his death.  Pursuant to the terms of the Employment Agreement, Johnson shall purchase an additional  $1,000,000 (one million dollar) term life insurance policy to be effective during the Payment Period, the proceeds of which will be payable to Johnson’s estate in the event of his death (collectively, the “Policies”).  Johnson shall consult with InfoNow prior to the purchase of the $1,000,000 (one million dollar) term life Policy to insure that such Policy is purchased at a competitive rate.  InfoNow shall pay the premiums for the Policies only throughout the Payment Period.  To the extent required, InfoNow will issue an I.R.S. Form W-2 to Johnson reporting payments for the Policies.

v.                                      Johnson shall have 30 days from the Effective Date to provide InfoNow with appropriate receipts and documentation reflecting unreimbursed expenses incurred by Johnson ordinarily reimbursed in connection with his employment by InfoNow.  Upon the receipt of such appropriate receipts and documentation, InfoNow shall reimburse Johnson for expenses reasonably and necessarily incurred in connection with InfoNow’s business, in an amount not to exceed the amount of accrued and unpaid expenses reflected in the books and records of InfoNow and reimburseable expenses incurred in the first quarter of 2005, in the approximate amount of $40,000 (forty thousand dollars).  Such payment to Johnson shall be characterized as reimbursement of expenses, and shall not be subject to standard payroll withholdings.  Johnson shall sign a receipt for any reimbursement check before tendering it for payment, and agrees that upon receipt of this payment he will have no further entitlement to reimbursement or payment of any expenses incurred before the Effective Date.

vi.                                   All options to purchase common stock of InfoNow held by Johnson shall be exercisable in accordance with the terms and conditions of the applicable option plans and option agreements relating to such options, provided however, that Johnson and InfoNow recognize and agree that Johnson’s separation from employment at InfoNow was a “termination for other than cause” as those terms are defined in the applicable stock option plans and option agreements for purposes of determining the term of the exercise period of such options.

vii.                                Within five (5) days after the execution of this agreement by Johnson, he shall be paid his accrued and unused vacation, in the amount of $28,845.60 (twenty eight thousand eight hundred forty-five dollars and sixty cents), subject to standard payroll deductions.  This payment shall satisfy in full InfoNow’s obligations with respect to Johnson’s accrued vacation.

viii.                             Johnson shall be allowed to keep his company-purchased laptop computer, associated software and computer devices and cellular telephone.  The payment by InfoNow for Johnson’s cellular telephone service shall cease immediately and Johnson shall be solely responsible for all charges related to the use of his cellular telephone from and after the Effective Date.

ix.                                     At InfoNow’s sole discretion, Johnson shall be allowed to keep his InfoNow voicemail and e-mail accounts for a period of one year commencing on the Effective Date, subject to the applicable terms of use for corporate network security.  Should InfoNow determine to terminate this benefit to Johnson, InfoNow shall provide ten (10) days prior notice to Johnson and may terminate this benefit thereafter.

x.                                        Johnson shall be allowed to attend any Young President’s Organization sessions for which InfoNow has paid non-refundable expenses on behalf of Johnson, and Johnson shall provide a report to InfoNow’s Board of Directors regarding the content of such sessions in consideration for being allowed to attend such sessions.

(b)                                 Johnson agrees to pay all taxes relating to or arising from any payment made pursuant to this agreement.  If any taxes, interest or penalties are assessed against InfoNow in connection with any payment made pursuant to this agreement, or based on InfoNow’s failure to withhold any sum from any payment made pursuant to this agreement, InfoNow shall give notice to Johnson.  Upon receiving that notice, Johnson shall either pay to InfoNow the total amount of the assessment, including all taxes, interest and penalties owed, or defend against the assessment, at Johnson’s sole expense.  If any assessment is imposed on InfoNow, Johnson shall immediately reimburse InfoNow for all taxes, interest or penalties paid by InfoNow as a result of the assessment.  InfoNow shall have no obligation to contest the validity of any such assessment or to reimburse Johnson for any amounts, including costs and attorneys’ fees, that he incurs in contesting the assessment.

2.                                      Release.

(a)                                  Johnson, for himself, his heirs, personal representatives and assigns, and any other person or entity that could or might act on behalf of him, including, without limitation, his counsel (all of whom are collectively referred to as “Releasers”), hereby fully and forever release and discharge InfoNow, its present and future affiliates and subsidiaries, and each of their past, present and future officers, directors, employees, shareholders, independent contractors, attorneys, insurers and any and all other persons or entities that are now or may become liable to any Releaser due to any Releasee’s act or omission, all of whom are collectively referred to as “Releasees,” of and from any and all actions, causes of action, claims, demands, costs and expenses, including attorneys’ fees, of every kind and nature whatsoever, in law or in equity, whether now known or unknown, that Releasers, or any person acting under any of them, may now have, or claim at any future time to have, based in whole or in part upon any act or omission occurring on or before the Effective Date, without regard to present actual knowledge of such acts or omissions, including specifically, but not by way of limitation, matters which may arise at common law, such as breach of contract, express or implied, promissory estoppel, wrongful discharge, tortious interference with contractual rights, infliction of emotional distress, defamation, or under federal, state or local laws, such as the Fair Labor Standards Act, the Employee Retirement Income Security Act, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Rehabilitation Act of 1973, the Equal Pay Act, the Americans with Disabilities Act, and the Colorado Civil Rights Act; EXCEPT for the rights and obligations created by this agreement; AND EXCEPT for any vested rights under any pension, retirement, profit sharing or similar plan.  Johnson hereby warrants that he has not assigned or transferred to any person any portion of any claim which is released, waived and discharged above.  Johnson further states and agrees that he has not experienced any illness, injury, or disability compensable or recoverable under the worker’s compensation laws of any state, and Johnson agrees that he will not file a worker’s compensation claim asserting the existence of any such illness, injury, or disability.  Johnson has specifically consulted with his attorneys with respect to the agreements, representations, and declarations set forth in the previous sentence.  Johnson understands and agrees that by signing this agreement he is giving up his right to bring any legal claim against InfoNow concerning, directly or indirectly, Johnson’s employment relationship with InfoNow, including his separation from employment.  Johnson agrees that this legal release is intended to be interpreted in the broadest possible manner in favor of InfoNow, to include all actual or potential legal claims that Johnson may have against Infonow, except as specifically provided otherwise in this agreement.

(b)                                 InfoNow, for itself, its affiliates, and any other person or entity that could or might act on behalf of it including, without limitation, its attorneys (all of whom are collectively referred to as “InfoNow Releasers”), hereby fully and forever release and discharge Johnson, his heirs, representatives, assigns, attorneys, and any and all other persons or entities that are now or may become liable to any InfoNow Releaser on account of Johnson’s employment with InfoNow or separation therefrom, all of whom are collectively referred to as “InfoNow Releasees,” of and from any and all actions, causes of action, claims, demands, costs and expenses, including attorneys’ fees, of every kind and nature whatsoever, in law or in equity, whether now known or unknown, that InfoNow Releasers, or any person acting under any of them, may now have, or claim at any future time to have, based in whole or in part upon any act or omission occurring before the Effective Date, without regard to present actual knowledge of such acts or omissions; EXCEPT for all actions, causes of action, claims, demands, and costs and expenses for which Johnson would not be indemnified by InfoNow in his capacity as an officer or a director under InfoNow’s indemnification policies; AND EXCEPT as specifically provided otherwise in this agreement.  InfoNow understands and agrees that by signing this agreement, it is giving up its right to bring any legal claim against Johnson concerning, directly or indirectly, Johnson’s past employment relationship with InfoNow as President and Chief Executive Officer, except as specifically provided otherwise in this agreement.  InfoNow agrees that this legal release is intended to be interpreted in the broadest possible manner in favor of Johnson, to include all actual or potential legal claims that InfoNow may have against Johnson through the Effective Date, except as specifically provided otherwise in this agreement.

3.                                      Unemployment Compensation.  InfoNow shall not oppose any application by Johnson for benefits under Colorado’s Unemployment Compensation Act.

4.                                      Trade Secrets and Confidential Business Information.

(a)                                  Johnson shall continue to maintain the confidentiality of all documents, trade secrets, inventions, software algorithms and other confidential and proprietary information (“Confidential Information”) which consists of information known by Johnson as a consequence of his employment with InfoNow and continue to comply with all terms and conditions of the Non-Disclosure and Confidentiality Agreement between Johnson and InfoNow.

(b)                                 Covenant Not to Interfere.

i.                                          For a period of twelve (12) months following the Effective Date, Johnson shall not (i) solicit any employee of InfoNow or of any of its affiliates to leave the employ of InfoNow or any affiliate or (ii) interfere with any transaction in which InfoNow or any of its affiliates was involved during the term of his employment or service as a director of InfoNow.

ii.                                       Johnson acknowledges that through his employment with InfoNow and service as a director of InfoNow he has acquired and will acquire access to information suited to immediate application by a business in competition with InfoNow. Accordingly, Johnson considers the foregoing restrictions on his future employment or business activities in all respects reasonable.

(c)                                  Johnson acknowledges that upon a breach of any obligation under this agreement, InfoNow may suffer immediate and irreparable harm and damage for which money alone cannot fully compensate InfoNow.  Upon a breach by Johnson of any of the provisions of paragraphs 4(a) or 4(b) of this agreement, InfoNow may be entitled to an injunction restraining Johnson from such breach.  Nothing herein shall be construed as prohibiting InfoNow from pursuing any other remedies for such breach or threatened breach, including recovery of damages from Johnson.

(d)                               Johnson warrants and represents that he will return or destroy any and all documents or other records containing or referring to Confidential Information that were prepared by or provided to Johnson during the term of his employment by InfoNow and any and all documents and other property of InfoNow constituting a trade secret or other confidential research, development or commercial information in his possession, custody or control and acknowledges that he has not retained any copies or originals of any such property of InfoNow, except for such Confidential information, documents and other property necessary for Johnson’s service as a member of InfoNow’s Board of Directors.

5.                                      Attorneys’ Fees.  Releasers understand and agree that the compensation described in paragraph 1, above, is in complete satisfaction of any right that Releasers or their counsel may have, or claim to have, to recover attorneys’ fees from any Releasees.

6.                                      Indemnification.  Johnson shall continue to be entitled to coverage and participation in InfoNow’s Directors’ and Officers’  Liability Insurance Policy for so long as he remains on InfoNow’s Board of Directors and InfoNow shall continue to provide indemnification to Johnson to the extent provided in its Certificate of Incorporation and Bylaws for any acts or omissions that occurred in the course and scope of Johnson’s employment with InfoNow.

7.                                      Denial of Liability.  The parties understand and agree that this agreement shall not be construed as an admission of liability on the part of any person or entity, liability being expressly denied.

8.                                      Authority and Nonassignment.  The parties warrant that each has authority to enter into this agreement, and that neither has transferred to any other person or entity any claim, action, demand, or cause of action released by this agreement.

9.                                      Confidentiality.   The provisions of this Agreement shall be held in strictest confidence by Johnson and InfoNow and shall not be publicized or disclosed in any manner whatsoever; provided, however, that:  (a) Johnson may disclose this Agreement to his immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) InfoNow may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements (which the parties agree requires disclosure of this agreement in InfoNow’s Form 10-KSB to be filed for the period ended December 31, 2004); and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

10.                               Covenant of Non-Disparagement.

(a)                                  Johnson covenants never to disparage or speak ill of InfoNow or any InfoNow product or service, or of any past or present officer or director of InfoNow, nor shall Johnson at any time harass or behave unprofessionally toward any past or present InfoNow officer or director.

(b)                                 InfoNow covenants that no InfoNow officer or director shall, while employed by or while serving on the board of directors of InfoNow, disparage or speak ill of Johnson, nor shall any such person, while employed by or while serving on the board of directors of InfoNow, at any time harass or behave unprofessionally toward Johnson.

11.                               Covenant of Cooperation in Litigation.  Johnson acknowledges that because of his position with InfoNow, he may possess information that may be relevant to or discoverable in litigation in which InfoNow is involved or may in the future be involved.  Johnson agrees that he shall testify truthfully in connection with any such litigation, shall cooperate with InfoNow in connection with such litigation, and that his duty of cooperation shall include an obligation to meet with InfoNow representatives and/or counsel concerning such litigation for such purposes, and at such times and places, as InfoNow deems necessary, in its sole discretion, and to appear for deposition upon InfoNow’s request and without a subpoena.  Johnson shall not be entitled to any compensation in connection with his duty of cooperation, except that InfoNow shall reimburse Johnson for reasonable out-of-pocket expenses that he incurs in honoring his obligation of cooperation.

12.                               Additional Warranty and Acknowledgment.  The parties warrant and represent that they have been offered no promise or inducement except as expressly provided in this agreement, and that this agreement is not in violation of or in conflict with any other agreement of either party.

13.                               Survival of Covenants and Warranties.  All covenants and warranties contained in this agreement are contractual and shall survive the closing of this agreement.

14.                               Acknowledgment of Rights Under the Older Worker’s Benefits Protection Act.

(a)                                  Johnson agrees and acknowledges that he: (i) understands the language used in this agreement and the agreement’s legal effect; (ii) understands that by signing this agreement he is giving up the right to sue InfoNow for age discrimination; (iii) will receive compensation under this agreement to which he would not have been entitled without signing this agreement; (iv) has been advised by InfoNow to consult with an attorney before signing this agreement; and (v) was given no less than twenty-one days to consider whether to sign this agreement.

(b)                                 For a period of seven days after the Effective Date, Johnson may, in his sole discretion, rescind this agreement, by delivering a written notice of recision to InfoNow.  If Johnson rescinds this agreement within seven calendar days after the date hereof, this agreement shall be void, all actions taken pursuant to this agreement shall be reversed, and neither this agreement nor the fact of or circumstances surrounding its execution shall be admissible for any purpose whatsoever in any proceeding between the parties, except in connection with a claim or defense involving the validity or effective rescission of this agreement.  If Johnson does not rescind this agreement within seven calendar days after the date hereof, this agreement shall become final and binding and shall be irrevocable.

15.                               Miscellaneous.

(a)                                 Successors and Assigns.  This agreement shall be binding in all respects upon, and shall inure to the benefit of, the parties’ heirs, successors and assigns.

(b)                                 Governing Law.  This agreement shall be governed by the internal laws of the State of Colorado, irrespective of the choice of law rules of any jurisdiction.

(c)                                  Severability.  If any court of competent jurisdiction declares any provision of this agreement invalid or unenforceable, the remainder of the agreement shall remain fully enforceable.  To the extent that any court concludes that any provision of this agreement is void or voidable, the court shall reform such provision(s) to render the provision(s) enforceable, but only to the extent absolutely necessary to render the provision(s) enforceable.

(d)                                 Integration.  Except as expressly provided herein, this agreement constitutes the entire agreement of the parties and a complete merger of prior negotiations and agreements.  This agreement terminates and supercedes the Employment Agreement.

(e)                                  Modification.  This agreement shall not be modified except in a writing signed by the parties.

(f)                                    Waiver.  No term or condition of this agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this agreement, except by a writing signed by the party charged with the waiver or estoppel.  No waiver of any breach of this agreement shall be deemed a waiver of any later breach of the same provision or any other provision of this agreement.

(g)                                 Headings.  Headings are intended solely as a convenience and shall not control the meaning or interpretation of any provision of this agreement.

(h)                                 Gender and Number.  Pronouns contained in this agreement shall apply equally to the feminine, neuter and masculine genders.  The singular shall include the plural, and the plural shall include the singular.

(i)                                    Other Agreements.  Each party shall promptly execute, acknowledge and deliver any additional document or agreement that the other party reasonably believes is necessary to carry out the purpose or effect of this agreement.

(j)                                    Burden of Proof.  Any party contesting the validity or enforceability of any term of this agreement shall be required to prove by clear and convincing evidence fraud, concealment, failure to disclose material information, unconscionability, misrepresentation or mistake of fact or law.

(k)                                 Construction.  The parties acknowledge that they and their respective counsel have reviewed this agreement in its entirety and have had a full and fair opportunity to negotiate its terms.  Each party therefore waives all applicable rules of construction that any provision of this agreement should be construed against its drafter, and agrees that all provisions of the agreement shall be construed as a whole, according to the fair meaning of the language used.

(l)                                    Disputes.  Every dispute arising from or relating to this agreement shall be tried only in the state or federal courts situated in the Denver, Colorado, metropolitan area.  The parties consent to venue in those courts, and agree that those courts shall have personal jurisdiction over them in, and subject matter jurisdiction concerning, any such action.

(m)                              Fees and Costs.  In any action relating to or arising from this agreement, or involving its application, the party substantially prevailing shall recover from the other party the expenses incurred by the prevailing party in connection with the action, including court costs and reasonable attorneys’ fees.

(n)                                 Counterparts and Telecopies.  This agreement may be executed in counterparts, or by copies transmitted by telecopier, all of which shall be given the same force and effect as the original.

[SIGNATURES FOLLOW]

MICHAEL W. JOHNSON		INFONOW CORPORATION

/s/ Michael W. Johnson		/s/ Jeffrey Peotter

Date:	March 22, 2005	By:	Jeffrey Peotter

		As its:	Chairman of the Board

		Date:	March 22, 2005